Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
PROVIDES UPDATE ON DEVELOPMENT ACTIVITIES
James A. Stroud to Retire As Executive Officer;
Will Remain Non-Executive Chairman
DALLAS — (BUSINESS WIRE) December 16, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it plans to suspend further development activities following the opening in the first half of 2009 of the two remaining communities under development. The Company believes that it is prudent to discontinue further development until general business conditions improve and will eliminate three related positions.
James A. Stroud has announced his intention to retire from his daily officer role as Chairman of the Company, effective December 31, 2008. Mr. Stroud is a founder of Capital Senior Living and has served as an officer of the Company and its predecessors since January 1986. Mr. Stroud’s leadership and commitment have been instrumental to the Company’s success and he now desires for personal reasons to retire from his officer position with the Company. He will continue serving the Company as Chairman of the Board of Directors and maintain his Company office and administrative assistant.
In 2007, the Company formed a series of three joint ventures with Prudential Real Estate Investors (PREI®), acting on behalf of institutional investors in its Senior Housing Partners III fund. Under the joint venture and related agreements, the Company earns development and management fees and may receive incentive distributions. Equity in each joint venture is funded 10 percent by the Company and 90 percent by PREI, with approximately 65 percent leverage provided by bank debt which is non-recourse to the partners.
The first of these three communities, in Miami Township, Ohio, consists of 101 independent living units and 45 assisted living units and opened in August 2008. Through the third quarter of 2008, the Company has earned $0.8 million of development and pre-marketing fees from this joint venture, approximately equal to the Company’s capital contribution. The fees which the Company earns from the joint venture are funded from the project financing.

The second and third communities under development are in Richmond Heights and Levis Commons, near Toledo, Ohio. Both communities are expected to open in the first half of 2009.
The Richmond Heights community will consist of 97 independent living units and 45 assisted living units. The Company has made $0.8 million of capital contributions to the joint venture and has earned approximately $1.0 million of development and pre-marketing fees.
The community in Levis Commons will consist of 101 independent living units and 45 assisted living units. During the first nine months of 2008, the Company has earned approximately $1.1 million of development and pre-marketing fees, while contributing approximately $0.8 million of capital to the joint venture.
Despite the anticipated success of these three joint ventures and their significant profitability to the Company, it is now considered prudent to forgo additional development opportunities until economic conditions improve. Consequently, the Company is taking steps to reduce overhead in conjunction with the revised plans. The Company has employed a development team of four, headed by a vice president who reported directly to James A. Stroud, Chairman of the Company. The vice president will be retained to oversee the completion of the two remaining developments, along with managing conversions to higher levels of care at communities where this opportunity exists. He is also closely involved in the Company’s capital expenditure program. The other three positions in the development area are being eliminated.
“I believe the Company’s decision to suspend further development activities and related overhead reductions are prudent and I could not justify continuing the costs of my executive role,” said Mr. Stroud. “I look forward to serving the Company as Chairman of the Board of Directors and to represent the Company at trade association meetings and functions.”
Mr. Stroud’s retirement and the elimination of the three development positions are expected to reduce corporate overhead by approximately $0.9 million per year, excluding savings on potential pursuit costs which developers incur in search of attractive investments. The Company intends to book a charge in the fourth quarter of 2008 to reflect separation costs related to the organizational changes.
While the Company is excluding development from its 2009 Business Plan, it continues to focus on occupancy increases, improvement in rental rates, expense management and growth in net operating income per unit; increasing levels of care through conversions; and other opportunities to enhance shareholder value. The Company is profitable, produces positive cash flow and believes it has one of the strongest balance sheets in the industry, with only one small mortgage loan maturing before 2015.

The Company’s debt consists of 25 non-recourse mortgages on its 25 wholly-owned communities, all at fixed interest rates averaging 6.1 percent. The only current maturity is a mortgage on a community in the Midwest which is planned for sale. If a sale cannot be completed before this $4.5 million mortgage matures in September 2009, the loan will be refinanced, bridged or potentially paid off from available cash.
“It has been an honor to work with Jim Stroud for my past 12 years and I am delighted that he will continue to serve the Company as Chairman of the Board,” stated Lawrence A. Cohen, Chief Executive Officer. “Jim has been a pioneer for the senior living industry and his commitment to quality care for seniors at affordable rates has positioned the Company well to succeed in both prosperous and challenging economic times. We look forward to continuing to work with Jim, our board and our outstanding team to provide quality housing and services to our senior residents and build shareholder value.”
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 38 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 1 community it manages for a third party. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.